Sunday, April 14, 2013

Mr. William L. Brunson, Jr.
Chief Executive Officer
National Security Group, Inc.
661 East Davis Street
Elba, Alabama 36323

Dear Bill:

It is with mixed feelings that I tender my resignation as a director of National Security effectively immediately. As we discussed on Friday, I have accepted a cabinet position with the Governor.

Serving on the board of National Security is one of the great joys of my life. I am confident that the company will perform well in the future due to its experienced management team and outstanding board of directors.

I wish you the best in the future and look forward to seeing you soon.

Sincerely yours,

L. Brunson White

cc: Winfield Baird, Chairman of the Board
NSEC Board of Directors